CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

As the independent accounting firm for Scharf Investments, LLC, we hereby consent to (i) reference to the use of return information that has been derived from information that has been examined by Ashland Partners & Company LLP noted on the Independent Accountant's Report dated April 27, 2012 and (ii) to all references to our firm included in or made a part of the Prospectus and Statement of Additional Information for the Scharf Fund.

/s/ Mel Ashland
Mel Ashland, CPA, PFS
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
January 24, 2013